                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
   SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR SECTION
                  30(1) OF THE INVESTMENT COMPANY ACT OF 1940

FORM 4


[ ]   CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5
OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).

OMB APPROVAL

OMB Number 3235-0287
Expires: February 1, 1994
Estimated average burden
hours per response........0.5

1.  Name and Address of Reporting Person

    MICHAEL                 JOHN                         H.
    (Last)                 (First)                    (Middle)

    1810 24TH STREET, N.W.
                                    (Street)

    WASHINGTON               D.C.                          20008
     (City)                (State)                         (Zip)


2.  Issuer Name and Ticker or Trading Symbol   (PERS)

    PERSONAL DIAGNOSTICS, INCORPORATED

3.  IRS or Social Security Number of Reporting Person (Voluntary)

                                   ###-##-####

4.  Statement for Month/Year
             September 1997

5.  If Amendment, Date of Original (Month/Year)
             N/A


6.  Relationship of Reporting Person to Issuer
             (Check all applicable)
    [x]   Director                                   [X]  10% Owner
    [x]   Officer (give                              [ ]  Other (specify
                 title below)                                    below)

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER


         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or
                               Beneficially Owned


-----------------------------------------------------------------------------------------------------------------
1.  Title of        2. Transaction      3. Transaction      4. Securities Acquired (A)        5. Amount of
    Security           Date                Code                or Disposed of (D)                Securities
    (Instr. 3)                             (Instr. 8)          (Instr. 3, 4, and 5)              Beneficially
                        (Month/                                                                  Owned at
                         Day/                                                                    End of Month
                         Year)                                                                   (Instr. 3 and 4)
                                           Code   V         Amount     (A) or     Price
                                                                         (D)
-----------------------------------------------------------------------------------------------------------------
COMMON STOCK           9/9/97               P               20,000         A       $1.03
-----------------------------------------------------------------------------------------------------------------
COMMON STOCK           9/11/97              P               10,000         A       $1.06
-----------------------------------------------------------------------------------------------------------------
COMMON STOCK           9/17/97              P                4,300         A       $1.06
-----------------------------------------------------------------------------------------------------------------
COMMON STOCK           9/22/97              P               10,000         A       $1.03         3,678,432
-----------------------------------------------------------------------------------------------------------------




--------------------------------------------------------
1.  Title of        6. Ownership        7. Nature of
    Security           Form:               In-
    (Instr. 3)         Direct (D)          direct Bene-
                       or Indirect         ficial
                       (I)                 Owner-
                       (Instr. 4)          ship
                                           (Instr. 4)
--------------------------------------------------------
COMMON STOCK
--------------------------------------------------------
COMMON STOCK
--------------------------------------------------------
COMMON STOCK
--------------------------------------------------------
COMMON STOCK
--------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                         (over)
                 (Print or Type Responses)                      SFC 1474 (3/91)

  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)


----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative Security     2.   Conversion or        3. Transaction       4. Transaction Code        5. Number of
    (Instr. 3)                            Exercise Price          Date                 (Instr. 8)                 Derivative
                                          of Derivative           (Month/                                         Securities
                                          Security                Day/                                            Acquired (A or
                                                                  Year)                                           Disposed of (D)
                                                                                                                  (Instr. 3, 4,
                                                                                                                  and 5)

                                                                                        Code      V               (A)      (D)
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




------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative Security        6. Date Exercisable and            7. Title and Amount of          8. Price of
    (Instr. 3)                             Expiration Date                    Underlying Securities           Derivative
                                           (Month/Day/Year)                      (Instr. 3 and 4)             Security
                                                                                                              (Instr. 5)
                                                                                           Amount or
                                           Date           Expiration           Title       Number of
                                           Exercisable    Date                             Shares

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




---------------------------------------------------------------------------------------------------------------
1.  Title of Derivative Security       9. Number of Derivative        10. Ownership            11. Nature of
    (Instr. 3)                            Securities Beneficially         Form of                  Indirect
                                          Owned at End of                 Derivative               Beneficial
                                          Month                           Security:                Ownership
                                          (Instr. 4)                      Direct (D)               (Instr. 4)
                                                                          or Indirect (I)
                                                                          (Instr. 4)
---------------------------------------------------------------------------------------------------------------

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


EXPLANATION OF RESPONSES:




                                  /s/ John H. Michael            10/08/97
                             **SIGNATURE OF REPORTING PERSON       DATE



**INTENTIONAL MISSTATEMENTS
OR OMISSIONS OF FACTS
CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACED PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.